Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-265235

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated June 6, 2022)

Third Coast Bancshares, Inc.

This Prospectus Supplement No. 2 (this “Prospectus Supplement”) supplements the prospectus dated June 6, 2022 (as amended or supplemented from time to time, the “Prospectus”) of Third Coast Bancshares, Inc., a Texas corporation (“we” or the “Company”), that forms a part of the Registration Statement on Form S-4, as amended (File No. 333-265235).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 10 of the Prospectus, as well as the other information contained in the Prospectus or in any supplement thereto, before making a decision to invest.

Neither the SEC nor any state securities commission or regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosure in the Prospectus or any supplement thereto. Any representation to the contrary is a criminal offense.

We are not asking you for a Proxy and you are requested not to send us a Proxy.

The securities to be exchanged are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus Supplement is July 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2022

THIRD COAST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-41028	46-2135597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(Address of principal executive offices, including zip code)

(281) 446-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.00 per share	TCBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☒	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events

On July 11, 2022, Third Coast Bancshares, Inc. (the “Company”) announced that it had extended its offer (the “Exchange Offer”) to holders of $82,250,000 in aggregate principal amount of 5.500% Fixed-to-Floating Rate Subordinated Notes due 2032 that the Company issued in a private placement on March 31, 2022 for a like principal amount of notes with identical terms that have been registered under the Securities Act of 1933, as amended. The Exchange Offer will now expire at 5:00 p.m., New York City time, on July 18, 2022, unless further extended.

A copy of the announcement is attached as Exhibit 99.1 hereto and incorporated by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Third Coast’s current views with respect to, among other things, future events, its financial performance and the use of proceeds from the offering. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Third Coast’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, Third Coast cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Third Coast believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. For a discussion of factors that could cause Third Coast’s actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2022, and Third Coast’s other filings with the SEC. Any forward-looking statement speaks only as of the date on which it is made, and Third Coast does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated July 11, 2022

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THIRD COAST BANCSHARES, INC.

Date: July 11, 2022	By:	/s/ R. John McWhorter
R. John McWhorter
Chief Financial Officer

Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Third Coast Bancshares Announces Extension of Exchange Offer

HUMBLE, TX, July 11, 2022 — Third Coast Bancshares, Inc. (Nasdaq: TCBX) (the “Company” or “Third Coast”), the bank holding company for Third Coast Bank, SSB, announced today that it extended its offer to holders of $82,250,000 in aggregate principal amount of its 5.500% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Old Notes”), issued March 31, 2022 to exchange the Old Notes for a like principal amount of notes with identical terms other than that such new notes have been registered under the Securities Act of 1933, as amended.

The exchange offer, which had been scheduled to expire on July 8, 2022 at 5:00 p.m., New York City time, will now expire at 5:00 p.m., New York City time, on July 18, 2022, unless further extended by Third Coast. All other terms, provisions and conditions of the exchange offer will remain in full force and effect. UMB Bank, N.A. is serving as exchange agent for the exchange offer.

Third Coast said it has been informed by the exchange agent that, as of July 8, 2022 at 5:00 p.m., New York City time, $79,500,000 in aggregate principal amount of the Old Notes had been tendered in the exchange offer. This amount represents approximately 96.7% of the Old Notes.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The indebtedness evidenced by the notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank, SSB. Founded in 2008 in Humble, Texas, Third Coast Bank, SSB conducts banking operations through 14 branches and one loan production office encompassing the four largest metropolitan areas in Texas. For more information, please visit www.tcbssb.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Third Coast’s current views with respect to, among other things, future events, its financial performance and the use of proceeds from the offering. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Third Coast’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, Third Coast cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Third Coast believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. For a discussion of factors that could cause Third Coast’s actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2022, and Third Coast’s other filings with the SEC. Any forward-looking statement speaks only as of the date on which it is made, and Third Coast does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact:

Ken Dennard / Natalie Hairston

Dennard Lascar Investor Relations

(713) 529-6600

TCBX@dennardlascar.com

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